KAMADA LTD.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2013

TABLE OF CONTENTS

Page

Consolidated Balance Sheets	2

Consolidated Statements of Comprehensive Income (loss)	3

Consolidated Statements of Changes in Equity	4-6

Consolidated Statements of Cash Flows	7-8

Notes to the Consolidated Financial Statements	9-13

- - - - - - - - - - -

KAMADA LTD.

CONSOLIDATED BALANCE SHEETS

	As of June 30,		As of December 31,
	2013	2012	2012
	Unaudited		Audited
	In thousands
Current Assets
Cash and cash equivalents	$73,403	$18,278	$16,866
Short-term investments	9,152	14,353	16,929
Trade receivables	12,340	11,053	13,861
Other accounts receivables	1,400	1,062	1,661
Inventories	23,901	17,066	20,513

	120,196	61,812	69,830

Non-Current Assets	165	394	238
Long-term inventories
Property, plant and equipment, net	19,993	17,859	18,827
Other long-term assets	193	166	219

	20,351	18,419	19,284

	140,547	80,231	89,114
Current Liabilities
Short term credit and Current maturities of convertible debentures	5,534	12	5,370
Trade payables	9,098	12,593	12,220
Other accounts payables	5,481	3,026	3,413
Deferred revenues	8,596	5,601	8,176

	28,709	21,232	29,179

Non-Current Liabilities
Loans from others	-	6	-
Warrants	-	19	23
Convertible debentures	19,930	22,367	18,747
Employee benefit liabilities, net	770	*) 715	718
Deferred revenues	10,149	13,700	12,054

	30,849	36,807	31,542
Equity
Share capital	8,983	7,015	7,204
Share premium	148,655	93,706	96,874
Warrants	-	325	-
Conversion option in convertible debentures	3,794	3,794	3,794
Capital reserve due to translation to presentation currency	(3,490)	(3,490)	(3,490)
Capital reserve from hedges	121	-	229
Other capital reserves	4,762	*) 4,494	4,473
Accumulated deficit	(81,836)	*) (83,652)	(80,691)

	80,989	22,192	28,393

	$140,547	$80,231	$89,114

*) Retroactive adjustment, see note 2b'.

The accompanying Notes are an integral part of the Consolidated Financial Statements.

2

KAMADA LTD.

Consolidated Statements of Comprehensive Income (loss)

	Six months period		Three months period
	ended		ended		Year ended
	June 30,		June 30,		December 31
	2013	*) 2012	2013	*) 2012	2012
		Unaudited			Audited
	Thousands of US dollar (Except for per-share income (loss) data)
Revenues from proprietary products	$19,957	$19,502	$11,897	$7,024	$46,445
Revenues from distribution	8,754	13,852	4,218	6,728	26,230

Total revenues	28,711	33,354	16,115	13,752	72,675

Cost of revenues from proprietary products	9,682	*) 12,137	5,121	*) 4,544	26,911
Cost of revenues from distribution	7,412	12,314	3,573	5,928	23,071

Total cost of revenues	17,094	24,451	8,694	10,472	49,982
Gross profit	11,617	8,903	7,421	3,280	22,693
Research and development expenses	6,334	6,210	2,604	2,744	11,821
Selling and marketing expenses	963	966	450	494	1,853
General and administrative expenses	3,975	2,433	2,719	1,085	4,781

Operating income (loss)	345	-706	1,648	-1,043	4,238
Financial income	165	336	79	153	578
Income (expense) in respect of currency exchange and translation differences and derivatives instruments, net	(70)	(49)	(132)	15	(100)
Expense in respect of revaluation of warrants to fair value	-	(573)	-	(518)	(576)
Financial expense	(1,549)	(1,709)	(693)	(836)	(3,357)
Income (loss) before taxes on income	(1,109)	(2,701)	902	(2,229)	783
Taxes on income	36	-	12	-	523
Net Income (loss)	(1,145)	(2,701)	890	(2,229)	260
Other Comprehensive Income (loss):
Items that may be reclassified to profit or loss in subsequent periods:
Net gain (loss) on cash flow hedge	-108	-	-67	-	229
Items that will not be reclassified to profit or loss in subsequent periods:
Actuarial net gain of defined benefit plans	-	-	-	-	46
Total comprehensive income (loss)	(1,253)	(2,701)	823	(2,229)	$535

Income (loss) per share attributable to equity holders of the Company:
Basic income (loss) per share	$(0.04)	$(0.10)	$0.03	$(0.08)	$0.01
Diluted income (loss) per share	$(0.04)	$(0.10)	$0.03	$(0.08)	$0.01

*) Retroactive adjustment, see note 2b'.

The accompanying Notes are an integral part of the Consolidated Financial Statements

3

KAMADA LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Share Capital	Share Premium	Proceeds from Conversion Option	Other Capital reserves		Capital reserve due to translation to presentation currency	Capital reserve from hedges	Accumulated Deficit	Total Equity
				Unaudited
				In thousands

Balance as of January 1, 2013	$7,204	$96,874	$3,794	$	*) 4,473	$(3,490)	$229	$(80,691)	$28,393
Net loss	-	-	-		-	-	-	(1,145)	(1,145)
Other comprehensive loss	-	-	-		-	-	(108)	-	(108)
Total comprehensive loss							(108)	(1,145)	(1,253)
Issuance of ordinary shares, net of issuance costs	1,749	51,115	-		-	-	-	-	52,864
Exercise of options into shares, net	30	662	-		(360)	-	-	-	332
Exercise of convertible debentures into shares	**)	4	**)		-	-	-	-	4
Cost of share-based payment	-	-	-		649	-	-	-	649

Balance as of June 30, 2013	$8,983	$148,655	$3,794		$4,762	($3,490)	$121	($81,836)	$80,989

	Share Capital	Share Premium	Proceeds from Conversion Option	Other Capital reserves	Capital reserve due to translation to presentation currency		Capital reserve from hedges	Accumulated Deficit		Total Equity
				Unaudited
				In thousands
Balance as of January 1, 2012	$6,928	$91,225	$325	$3,794	$	*) 4,567	$(3,490)		$(80,951)	$22,398
Net loss	-	-	-	-		-	-		*) (2,701)	(2,701)
Total comprehensive loss	-	-	-	-		-	-		(2,701)	(2,701)
Exercise of options and warrants into shares, net	87	2,481	-	-		(771)	-		-	1,797
Cost of share-based payment	-	-	-	-		698	-			698

Balance as of June 30, 2012	$7,015	$93,706	$325	$3,794		$4,494	($3,490)	$	*) (83,652)	$22,192

*) Retroactive adjustment, see note 2b'.

**) Represent an amount lower than $1 thousand

The accompanying Notes are an integral part of the Consolidated Financial Statements.

4

KAMADA LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Share Capital	Share Premium	Proceeds from Conversion Option	Other Capital reserves	Capital reserve due to translation to presentation currency	Capital reserve from hedges	Accumulated Deficit	Total Equity
				Unaudited
				In thousands
Balance as of April 1, 2013	$7,220	$97,185	$3,794	$4,555	$(3,490)	$188	$(82,726)	$26,726
Net income	-	-	-	-	-	-	890	890
Other comprehensive loss	-	-	-	-	-	(67)		(67)
Total comprehensive income (loss)	-	-	-	-	-	(67)	890	823
Issuance of ordinary shares, net of issuance costs	1,749	51,115	-	-	-	-	-	52,864
Exercise of options into shares, net	14	351	-	(229)	-	-	-	136
Exercise of convertible debentures into shares	**)	4	**)	-	-	-	-	4
Cost of share-based payment	-	-	-	436	-	-	-	436

Balance as of June 30, 2013	$8,983	$148,655	$3,794	$4,762	$(3,490)		$(81,836)	$80,989

	Share Capital	Share Premium	Warrants	Other Capital reserves	Capital reserve due to translation to presentation currency		Capital reserve from hedges	Accumulated Deficit		Total Equity
				Unaudited
				In thousands
Balance as of April 1, 2012	$6,937	$91,504	$325	$3,794	$	*) 4,733	(3,490)	$	*) 81,423	22,380

Total comprehensive loss	-	-	-	-		-	-		*) (2,229)	(2,229)
Exercise of options and warrants into shares, net	78	2,202	-	-		(589)	-		-	1,691
Cost of share-based payment	-	-	-	-		350	-		-	350

Balance as of June 30, 2012	$7,015	$93,706	$325	$3,794		$4,494	$(3,490)	$	*) (83,652)	$22,192

*) Retroactive adjustment, see note 2b'.

**) Represents an amount lower than $1

The accompanying Notes are an integral part of the Consolidated Financial Statements.

5

KAMADA LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Share capital	Share premium	Warrants	Conversion option in convertible debentures	Capital reserve due to translation to presentation currency	Capital reserve from hedges	Other capital reserves		Accumulated deficit	Total equity
				Audited
				In thousands
Balance as of December 31, 2011	$6,928	$91,225	$325	$3,794	$(3,490)	$-	$	*) 4,567	$(80,951)	$22,398
Net income	-	-	-	-	-	-		-	260	260
Other comprehensive income	-	-	-	-	-	229		46	-	275
Total comprehensive income						229		46	260	535
Exercise of warrants and options into shares	(276)	(5,649)	(325)	-	-	-		(1,407)	-	4,193
Cost of share-based payment	-	-	-	-	-	-		1,267	-	1,267
Balance as of December 31, 2012	$7,204	$96,874	$-	$3,794	$(3,490)	$229	$	*) 4,473	$(80,691)	$28,393

*) Retroactive adjustment, see note 2b'.

The accompanying Notes are an integral part of the Consolidated Financial Statements

6

KAMADA LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months period Ended June 30,		Three months period Ended June 30,		Year Ended December 31,
	2013	*) 2012	2013	*) 2012	*) 2012
		Unaudited			Audited
		Thousands of US dollar
Cash Flows from Operating Activities

Net income (loss)	$(1,145)	$(2,701)	$890	$(2,229)	$260

Adjustments to reconcile loss to net cash provided by (used in) operating activities:

Adjustments to the profit or loss items:

Depreciation and amortization	1,515	1,507	692	755	3,044
Finance expenses, net	1,454	1,994	747	1,186	3,455
Cost of share-based payment	649	686	436	338	1,267
Loss from sale of fixed assets	67	14	67	14	523
Taxes on income	36	-	12	-	-
Change in employee benefit liabilities, net	52	(11)	32	(134)	38

	3,773	4,190	1,986	2,159	8,327
Changes in asset and liability items:

Decrease (increase) in trade receivables	1,743	(4,343)	(3,097)	197	(6,662)
Decrease in other accounts receivables	207	831	649	933	451
Increase in inventories and long-term inventories	(3,315)	(1,571)	(85)	(1,135)	(4,861)
Decrease (increase) in deferred expenses	28	39	139	(4)	89
Increase (decrease) in trade payables	(3,178)	347	(3,716)	1,561	(157)
Increase (decrease) in other accounts payables	960	(14)	1,190	(378)	322
Decrease in deferred revenues	(1,485)	(4,035)	(1,351)	(1,658)	(3,438)

	(5,040)	(8,746)	(6,271)	(484)	(14,256)

Cash paid and received during the period for:	(1,062)	(1,140)	(527)	(555)	(2,200)
Interest paid	195	430	112	272	249
Interest received	(54)	(36)	(23)	(33)	(642)
Taxes paid
	(921)	(746)	(438)	(316)	(2,593)

Net cash used in operating activities	(3,333)	(8,003)	(3,833)	(870)	(8,262)

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KAMADA LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months period Ended June 30,		Three months period Ended June 30,		Year Ended December 31,
	2013	(* 2012	2013	(* 2012	*) 2012
		Unaudited			Audited
		Thousands of US dollar
Cash Flows from Investing Activities
Short-term investments	7,848	1,912	1,279	6,247	$665
Purchase of property and equipment	(2,747)	(1,982)	(1,473)	(1,422)	(4,609)
Proceeds from sale of equipment	3	-	3	-	-
Restricted cash	-	1,512	-	-	1,512

Net cash provided by (used in) investing activities	5,104	1,442	(191)	4,825	(2,432)

Cash Flows from Financing Activities
Exercise of warrants and options into shares	309	582	136	476	2,978
Proceeds from issuance of ordinary shares, net	53,958	-	54,479	-	-
Short term credit from bank and others, net	(6)	(6)	(6)	(3)	(12)

Net cash provided by financing activities	54,261	576	54,609	473	2,966

Exchange differences on balances of cash and cash equivalent	505	(111)	177	61	220

Increase (decrease) in cash and cash equivalents	56,537	-6,096	50,762	4,489	(7,508)

Cash and cash equivalents at the beginning of the year	16,866	24,374	22,641	13,789	24,374

Cash and cash equivalents at the end of the period	$73,403	$18,278	$73,403	$18,278	$16,866

Significant non-cash transactions
Purchase of property, equipment and intangible assets on credit	$-	$488	$-	$88	$-
Exercise of options presented as liability	$23	$1,215	$-	$1,215	$1,215
Issuance expenses accrued in other accounts payables	$1,094	$-	$994	$-	$-

The accompanying Notes are an integral part of the Consolidated Financial Statements.

8

KAMADA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1:- General

These Financial Statements have been prepared in a condensed format as of June 30, 2013 and for the three months then ended ("interim consolidated financial statements").

These financial statements should be read in conjunction with the Company's annual financial statements as of December 31, 2012 and for the year then ended and the accompanying notes ("annual consolidated financial statements") as included in the Prospectus of Kamada Ltd., dated May 30, 2013.

Note 2:- Significant Accounting Policies

a.	Basis of preparation of the interim consolidated financial statements:

The interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for the preparation of financial statements for interim periods, as prescribed in IAS 34, "Interim Financial Reporting".

b.	New standards, interpretations and corrections first applied by the Company

The accounting policies applied in preparing the interim consolidated financial statements consistent to those applied in the preparation of the annual consolidated financial statements, except for the following:

1. IAS 19 (revised) - Employee Benefits

In June 2011, the IASB issued IAS 19 (Revised) to be applied from January 1, 2013. The main changes in the standard that are applicable to the Company are as follows:

- The "corridor" approach which allowed the deferral of actuarial gains or losses has been eliminated.

- The return on the plan assets is recognized in profit or loss based on the discount rate used to measure the employee benefit liabilities, regardless of the actual composition of the investment portfolio.

- The distinction between short term employee benefits and long term employee benefits will be based on the expected settlement date and not on the date on which the employee first becomes entitled to the benefits.

From January 1, 2013, the Company changed its accounting policy and began to apply IAS 19 (revised). Changes have been made retrospectively in accordance with IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors, and therefore restated financial information of prior periods.

The effects of change in accounting policy resulting from the initial implementation of the revised IAS 19 on the financial statements are as follows: decrease in the other capital reserves as of January 1, 2012 and December 31, 2012 in the amount of $187 and $141 thousands, respectively. The Employee benefit liabilities, net for the same dates increased in the same amount. Other Comprehensive Income for the year ended December 31, 2012 increased in the amount of $46 thousands.

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KAMADA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2: - Significant Accounting Policies (cont.)

IFRS 13, Fair value measurement

IFRS 13 establishes guidance for the measurement of fair value, to the extent that such measurement is required according to IFRS. IFRS 13 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. IFRS 13 also specifies the characteristics of market participants and determines that fair value is based on the assumptions that would have been used by market participants. According to IFRS 13, fair value measurement is based on the assumption that the transaction will take place in the asset's or the liability's principal market, or in the absence of a principal market, in the most advantageous market. The new disclosures are to be applied prospectively beginning on January 1, 2013, and they do not apply to comparative figures.

The adoption of IFRS 13 did not have a material effect on the Company's financial statements. It should be noted that the new disclosures required for financial instruments was not included in this interim financial statements since the differences from the information presented in the annual financial statements as of December 31, 2012 are immaterial.

NOTE 3:- Operating Segments

a.	General:

The company has two operating segments, as follows:

Proprietary Products	- Medicine development, manufacture and sale of plasma-derived therapeutics products.

Distribution	- Distribution of drugs in Israel manufacture by other companies for clinical uses, most of which are produced from plasma or its derivatives products.

b.	Reporting on operating segments:

	Proprietary Products	Distribution	Total
	Unaudited
Six months period Ended June 30,2013

Revenues	$19,957	$8,754	$28,711

Gross profit	$10,275	$1,342	11,617

Unallocated corporate expenses			(11,272)
Finance expenses, net			(1,454)

Loss before taxes on income			$(1,109)

10

KAMADA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3:- Operating Segments (Cont.)

	Proprietary Products	Distribution	Total
	Unaudited
Six months period Ended June 30,2012

Revenues	$19,502	$13,852	$33,354

Gross profit	$7,365	$1,538	8,903

Unallocated corporate expenses			(9,609)
Finance expenses, net			(1,995)

Loss before taxes on income			$(2,701)

	Proprietary Products	Distribution	Total
	Unaudited
Three months period Ended June 30,2013

Revenues	$11,897	$4,218	$16,115

Gross profit	$6,776	$645	7,421

Unallocated corporate expenses			(5,773)
Finance expenses, net			(746)

Profit before taxes on income			$902

	Proprietary Products	Distribution	Total
	Unaudited
Three months period Ended June 30,2012

Revenues	$7,024	$6,728	$13,752

Gross profit	$2,480	$800	3,280

Unallocated corporate expenses			(4,323)
Finance expenses, net			(1,186)
Loss before taxes on income			$(2,229)

	Proprietary Products	Distribution	Total
	Audited
Year Ended December 31, 2012

Revenues	$46,445	$26,230	$72,675

Gross profit	$19,534	$3,159	22,693

Unallocated corporate expenses			(18,455)
Finance expenses, net			(3,455)

Income before taxes on income			$783

11

KAMADA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4:- Significant events during the period

a.	During the period employees and investors exercised 116,564 options into 96,568 ordinary shares of NIS 1 par value each for a total consideration of $309 thousand.

b.	In the recent past, the Company has undertaken certain activities to increase the production capacity of its manufacturing facility in Beit Kama. A request for approval of these adjustments from the FDA was filed. In March 2013 the FDA responded to this request by requesting additional data prior to its approval of the new manufacturing process. The Company intends to respond to the FDA’s additional data request during the second half of 2013 and the Company will continue to use its existing production process in the interim and not distribute any inventory produced by the new process until a FDA approval for the new processes is received. The Company believes that it is probable that approval by the FDA of the new manufacturing process will be obtained during the first half of 2014. The Company is periodically reassessing the probability to obtain the FDA approval and shelf life of such inventory, to determine whether the net realizable value is lower than cost. As of June 30, 2013, the Company had inventories produced under the new process in the amount of $9.9 million.

c.	On April 9, 2013, the Company's board of directors modified certain terms of the non-marketable options granted to the Company CEO on December 11, 2012, by increasing the number of options granted from 120,000 to 150,000 and by changing the exercise price to NIS 41.47. All the other option terms remain the same. On May 26, 2013 ("the Grant Date"), the Company's general shareholders meeting approved the grant of the options to the Company's CEO.

The following table lists the data used in measuring fair value as of May 26, 2013 for the above options:

Dividend yield (%)	-
Expected volatility of the share prices (%)	29-53
Risk-free interest rate (%)	1.35 – 3.06
Contractual life of share options (years)	6.5
Share price (NIS)	40.03
Expected average forfeiture rate (%)	0

The fair value of the options was estimated at $625 thousands according a calculation formula based on the Binominal Model. The Company will recognize expenses over the service period (for further details refer to note 22(b) in the annual consolidated financial statements). As of June 30, 2013 the Company recorded expenses in the amount of $ 147 thousands.

d.	On April 14, 2013 the general shareholders meeting approved the increase of authorized ordinary shares to 70,000,000 ordinary Shares.

e.	On May 14, 2013, the Company and Baxter amended the license agreement and the distribution agreement (see note 19(a) in the annual report) to extend the period of minimum purchases of Glassia to six years until 2016 and to increase the minimum purchases under the distribution agreement to $84 million (not including royalty payments under the license agreement which are expected beginning of 2017) from $60 million over the first five years commencing with the signing of the distribution agreement.

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Note 4:- Significant events during the period (Cont.)

In addition, the Company completed during the second quarter of 2013 an additional milestone under the amended license agreement related to the transfer of technology to Baxter. The Company received payment of $4.5 million which was recognized as revenues during the period.

f.	On May 30, 2013 the Company completed its initial public offering on the NASDAQ ("the IPO") of 5,582,636 shares at $9.25 per share. On June 4, 2013 the underwriters exercised the right to purchase an additional 837,395 ordinary shares to cover over-allotments at the same price per share. The Company's total proceeds from the issuance of the above shares were $53,014 thousands, net of issuance expenses. In addition, the Company incurred $1,400 thousands of one-time management compensation expense related to the IPO included in the statement of comprehensive income under general and administrative expenses.

- - - -

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